CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Northwestern Mutual Series Fund, Inc. of our report dated February 20, 2025, relating to the financial statements and financial highlights of the funds listed in Appendix 1, which appears in Northwestern Mutual Series Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Milwaukee, WI
April 24, 2025